Exhibit 11

Statement Regarding Computation of Per Share Earnings

The following table is the reconciliation of basic and diluted earnings per share for the three months and nine months ended September 30, 2007 and 2006 (dollars in thousands except per share amounts):

	Three months ended September 30, 2007		Three months ended September 30, 2006
	Basic	Diluted	Basic	Diluted

Net income	$4,249	$4,249	$5,109	$5,109

Weighted average shares outstanding	58,541,627	58,541,627	60,387,098	60,387,098
Effect of dilutive securities	—	479,054	—	673,463
Adjusted weighted average shares outstanding	58,541,627	59,020,681	60,387,098	61,060,561

Earnings per share	$0.07	$0.07	$0.08	$0.08

	Nine months ended September 30, 2007		Nine months ended September 30, 2006
	Basic	Diluted	Basic	Diluted

Net income	$14,043	$14,043	$15,435	$15,435

Weighted average shares outstanding	59,597,169	59,597,169	60,353,648	60,353,648
Effect of dilutive securities	—	574,696	—	711,294
Adjusted weighted average shares outstanding	59,597,169	60,171,865	60,353,648	61,064,942

Earnings per share	$0.24	$0.23	$0.25	$0.25